Exhibit (n)(1)

KPMG LLP Suite 1000 620 S. Tryon Street Charlotte, North Carolina 28202-1842

Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement on Form N-2 of our report dated February 28, 2026, with respect to the financial statements and financial highlights of Barings Global Short Duration High Yield Fund, incorporated herein by reference, and to the use of our report dated July 2, 2026, with respect to the senior securities table, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Registration Statement.

Charlotte, North Carolina
September 3, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.